Exhibit 5.13

Atlanta, Ga Charleston, SC Charlotte, NC Columbia, SC Greenville, SC Raleigh, NC Spartanburg, SC

March 12, 2019

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as special South Carolina counsel to the entities listed on Schedule A (each a “South Carolina Subsidiary Guarantor” and collectively, the “South Carolina Subsidiary Guarantors”) in connection with the South Carolina Subsidiary Guarantors’ proposed guarantees (collectively, the “Debt Securities Guarantees”) of debt securities (collectively, the “Debt Securities”) to be issued from time to time by Community Health Systems, Inc., a Delaware corporation (“Parent”), or CHS/Community Health Systems, Inc., a Delaware corporation (“CHS/CHS” and, together with Parent, the “Issuers”), pursuant to forms of senior and subordinated notes indentures (collectively, the “Indentures”) that were filed with the Securities and Exchange Commission (the “Commission”) as exhibits to the Issuers’ registration statement on Form S-3 (the “Registration Statement”) on or about March 12, 2019.

For purposes of rendering this opinion, we have examined and relied on originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(1) the Entity Documents listed on Schedule B attached hereto;

(2) the Registration Statement;

(3) the Debt Securities Guarantees; and

(4) the Indentures.

In rendering the opinions set forth below, we have, with your consent, relied only upon examination of the documents described above and have made no independent verification or investigation of the factual matters set forth herein. We did not participate in the negotiation or preparation of the Indentures and have not advised the Issuers or the South Carolina Subsidiary Guarantors with respect to such documents or transactions contemplated thereby.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the

Parker Poe Adams & Bernstein LLP 1221 Main Street Suite 1100 Columbia, SC 29201

t 803.255.8000 f 803.255.8017 www.parkerpoe.com

PARKER POE ADAMS & BERNSTEIN LLP

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

March 12, 2019

authenticity of the originals of such copies. As to all questions of fact material to this opinion letter that have not been independently established, we have relied upon the Officer’s Certificate and/or comparable documents of officers and representatives of the Issuers and the South Carolina Subsidiary Guarantors and have assumed there has been no change in the information provided to us since the date such information was first provided and that such information was true and correct on the date on which it was provided and that it is true and correct on the date hereof.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

(a) Each South Carolina Subsidiary Guarantor is validly existing under the laws of the State of South Carolina.

(b) Each South Carolina Subsidiary Guarantor has the requisite corporate or limited liability company power, as applicable, to guarantee the Debt Securities pursuant to the terms of the Indentures and to perform its obligations under the Debt Securities Guarantees.

(c) The Debt Securities Guarantees, upon being (i) duly authorized by all necessary corporate or limited liability company action, as applicable and (ii) executed by an authorized signatory and delivered, will be validly authorized, executed, and delivered for corporate or limited liability company law purposes by each South Carolina Subsidiary Guarantor.

We render this opinion with respect to the laws of the State of South Carolina and only with respect to those laws. We express no opinion with respect to the laws of a state other than South Carolina.

We hereby consent to any reliance on this opinion letter and the opinions provided herein by the law firm Simpson Thatcher & Bartlett LLP in connection with the legal opinion provided by that law firm that is in included as an exhibit to the Registration Statement. Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

We do not undertake to advise you of any matters that might hereinafter arise that would affect the opinions expressed herein. Our opinion is limited to the matters expressly stated herein and no other opinion may be implied or inferred.

Very truly yours,

/s/ Parker Poe Adams & Bernstein, LLP

SCHEDULE A

SOUTH CAROLINA SUBSIDIARY GUARANTORS

Chester HMA, LLC

Gaffney H.M.A., LLC

QHG of South Carolina, Inc.

QHG of Spartanburg, Inc.

SCHEDULE B

ENTITY DOCUMENTS

1. Certificates of Existence for the South Carolina Subsidiary Guarantors issued by the South Carolina Secretary of State on the respective dates listed below:

Chester HMA, LLC	February 27, 2019
Gaffney H.M.A., LLC	February 27, 2019
QHG of South Carolina, Inc.	February 27, 2019
QHG of Spartanburg, Inc.	February 27, 2019

2. The Articles of Incorporation and applicable amendment documents for each of the South Carolina Subsidiary Guarantors certified by the South Carolina Secretary of State and attested to by an Officer of each of the South Carolina Subsidiary Guarantors as being unchanged since the date of such certification.

3. The Conversion of Corporation to Limited Liability Company/Articles of Organization for Chester HMA, LLC dated March 20, 2008 certified by the South Carolina Secretary of State and attested to by an Officer of Chester HMA, LLC as being unchanged since the date of such certification.

4. The Conversion of Corporation to Limited Liability Company/Articles of Organization for Gaffney H.M.A., LLC dated March 20, 2008 certified by the South Carolina Secretary of State and attested to by an Officer of Gaffney H.M.A., LLC as being unchanged since the date of such certification.

5. The Bylaws for each of QHG of South Carolina, Inc. and QHG of Spartanburg, Inc., certified by an officer thereof effective as of the date hereof.

6. The Amended and Restated Limited Liability Company Agreement of Chester HMA, LLC, as amended, certified by an officer thereof effective as of the date hereof

7. The Amended and Restated Limited Liability Company Agreement of Gaffney H.M.A, LLC, certified by an officer thereof effective as of the date hereof.

8. The Certificate of an officer of each of the South Carolina Subsidiaries attesting to various factual matters dated as of the date of this opinion (the “Officer’s Certificate”).

9. The Action by Written Consent in Lieu of Meeting of the Governing Boards (Boards of Directors, Boards of Managers, Managing Members, Sole Members, and General Partners, as applicable) of each of the South Carolina Subsidiary Guarantors, dated as of March 12, 2019.